FOR IMMEDIATE RELEASE

Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Bruce Sewell, General Counsel of Apple, Named to Vail Resorts Board of Directors
BROOMFIELD, Colo.-Jan. 14, 2013-Vail Resorts (NYSE:MTN) today announced the appointment of Bruce Sewell, senior vice president and general counsel of Apple, to the Company's Board of Directors effective immediately. Mr. Sewell will also serve on the audit committee of the board.
In his role at Apple, Mr. Sewell oversees all legal matters, including corporate governance, intellectual property, litigation and securities compliance, as well as government affairs. Before joining Apple, he was senior vice president and general counsel of Intel Corporation, where he managed the company's legal, compliance and government affairs functions, as well as corporate philanthropy and the Intel Foundation. Prior to Intel, he was a partner in the law firm of Brown & Bain PC, specializing in intellectual property and antitrust cases.
Mr. Sewell is a lifelong skier. Between college and law school, he toured the country skiing in Colorado, Utah and Wyoming, and worked as a professional ski patroller at Windham and Hunter Mountains in New York.
“We are thrilled to have someone of Bruce's caliber and extensive experience join our board,” said Rob Katz, chairman and chief executive officer of the Company. “Bruce brings with him an incredible background in managing complex issues in companies growing around the globe with high levels of consumer passion and incredible track records of creativity and innovation.”
Other members of the Vail Resorts Board of Directors include: Chairman Robert A. Katz, chief executive officer of Vail Resorts; Lead Director Roland A. Hernandez, founding principal and chief executive officer of Hernandez Media Ventures; Richard D. Kincaid, president and founder of BeCause Foundation; John T. Redmond, former president and chief executive officer of MGM Grand Resorts; Hilary A. Schneider, president of Lifelock; and John F. Sorte, executive chairman of Morgan Joseph TriArtisan.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.